Exhibit 2.2

                           AGREEMENT OF REORGANIZATION
                           ---------------------------

This agreement is entered into effective September 30, 1995, by and between Quality Products, Inc. ("Quality") a Delaware corporation having its principal place of business at 1718 East Seventh Avenue, Suite 201, Tampa, Florida 33605, and QPI Multipress, Inc. ("Subsidiary"), an Ohio corporation having its principal offices at 560 Dublin Avenue, Columbus, Ohio 43215.

                             Background Information
                             ----------------------

A. Quality is, and since 1988 has been, actively engaged in the business of acquiring and selling companies.

B. Quality is also actively engaged through its Multipress Division ("Division") in the business of manufacturing Hydraulic Presses.

C. Quality has offered to transfer the assets of Division (the "Assets") set forth on Schedule 1 to the Bill of Sale (the "Bill of Sale"), attached hereto as Exhibit A and incorporated herein by reference, subject to the liabilities of the Division (the "Liabilities") set forth on Schedule 2 of the Bill of Sale, to Subsidiary, a newly organized Ohio corporation, in exchange for the original issue of 100 shares of common stock, without par value, of Subsidiary, which, together with the 100 shares of common stock, without par value, of Subsidiary previously acquired to Quality by Subscription Agreement dated July 27, 1995, shall constitute all of the outstanding common stock of Subsidiary, in a transaction qualifying as a tax-free exchange under Section 351 of the Internal Revenue Code of 1954, as amended ("Code").

                             Statement of Agreement
                             ----------------------

The parties to this agreement hereby acknowledge the accuracy of the above Background Information and hereby agree as follows:

1. Sale of Assets. Quality shall sell to Subsidiary, and Subsidiary shall purchase and acquire all of Division's Assets, subject to the liabilities, together with the trade name, going concern value, and all other intangible assets of the business owned and operated by Division, under the name of Multipress, subject to such changes as have occurred in the ordinary course of Division's business between September 30, 1995 and October 26, 1995 (the "Closing Date"). Subsidiary shall only acquire the assets set forth on Schedule 1 to the Bill of Sale and assume only the liabilities set forth on Schedule 2 to the Bill of Sale.

All of the remaining assets and liabilities of Quality shall remain the sole property and obligation of Quality. In the event that any claim, action or proceeding is asserted or commenced against Subsidiary which arises out of any asset or liability not specifically acquired or assumed pursuant to this agreement, Quality agrees to indemnify and hold Subsidiary harmless from and against all costs and expenses including reasonable attorneys fees arising from such claim, action or proceeding.

2. Purchase Price. In consideration for such sale, Subsidiary shall issue to Quality, 100 shares of common stock, without par value, of Subsidiary.

Agreement of Reorganization             Page 3                September 30, 1995

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3.   Assumption of Liabilities and Contracts.

     (a) Other Business Liabilities. In further consideration of such sale, Subsidiary shall assume and discharge, and shall Indemnify and hold Quality harmless from and against, all debts, liabilities, and obligations of the Division which have arisen in the ordinary course of Division's business from September 30, 1995 to The Closing Date, and all income, franchise, sales, and other liabilities incurred for all taxable periods up to the Closing Date, including all income, franchise, sales, and other tax liabilities arising out of this transaction.

     (b) Tax Return. All income, franchise, sales, and other tax returns and reports of Quality for the period from October 1, 1994 to the Closing Date shall be prepared jointly by the parties' accountants, but all returns shall be executed by Quality's officers or directors as required by law.

     (c) Indemnity. Subsidiary shall have the benefit of and perform all the obligations under all contracts and commitments made in the ordinary course of Division's business which are outstanding on the Closing Date, and shall indemnify Quality against all liabilities under such contracts and commitments. Notwithstanding the above, Subsidiary, at its sole and exclusive option shall not be responsible for the breach of any such contract or commitment which occurs prior to the Closing Date.

4.   Representations and Warranties of Quality. Quality represents and warrants:


     (a) as of the Closing Date, Quality shall have obtained all necessary internal corporate authorizations and approvals required for the execution, delivery and consummation of the transaction provided for in this Agreement.

     (b) Quality has the right to sell and convey the Assets to Subsidiary.

     (c) At any time and from time to time after the Closing Date, upon request of Subsidiary and without the payment of any further consideration, Quality shall duly execute, acknowledge and deliver all such further assignments, conveyances and other instruments of transfer and other assurances and documents, and will take such other action, consistent with the terms of this agreement, as reasonably may be requested for the purpose of better assigning, transferring and conveying to Subsidiary or reducing to its possession any and all of the assets, properties, business and goodwill of Division.

     (d) At the request of Subsidiary, Quality will prosecute or otherwise enforce in its own name for the benefit of Subsidiary, and at Subsidiary's expense, any and all claims or rights in the name of Quality which, or the benefits of which, are transferred to Subsidiary; pursuant to this Agreement and which are required to be prosecuted or otherwise enforced in Quality's name.

5.   Representations and Warranties of Subsidiary.


Agreement of Reorganization               Page 4              September 30, 1995

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     (a)  Subsidiary  is a corporation  duly  organized and existing and in good standing under the laws of the state of Ohio and will have all necessary corporate power and authority to own and conduct the business now being conducted by Division.

     (b) On the Closing Date, the authorized capital of Subsidiary shall consist of 850 shares of common stock, no par value per share, of which 200 shares shall be issued and outstanding.

     (c) As of the Closing  Date,  Subsidiary  shall have obtained all necessary
authorizations   and  approvals   required  for  the  execution,   delivery  and
consummation of the transaction provided for in this agreement.

6. Closing Date. The closing hereunder shall take place on or before October 26, 1995, at the offices of Quality at the address set forth for Quality on the first page of this agreement or at such other time and place as the parties may determine by written agreement.

7. No Violation or Breach. Each party hereby represents to the other that its performance of this agreement, including any conditions or surviving warranties or representations, is not in violation of any law, statute, local ordinance, state or federal regulation, court order, or administrative order or ruling, and thus such performance is not in violation of any agreement by which it is bound.

8. Governing Law. This Agreement shall he construed and interpreted under the laws of the state of Ohio.

9. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

10. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Notices. All notices, requests, demands and other communications hereunder shall be in writing, and be deemed to have been duly given if delivered or mailed, first class postage prepaid, to the address of the appropriate party as shown on the first page of this agreement.

12. Non-waiver. No delay or failure by either party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

13. Headings. Headings in this Agreement are for reference and convenience only and shall not be used to interpret or construe its provisions.

Agreement of Reorganization               Page 5              September 30, 1995

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14.  Entire  Agreement;   Modification.  This  Agreement  supersedes  all  prior
agreements and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It may not be amended or modified except by an instrument executed by the parties.

Wherefore, the parties acknowledge their agreement hereto by their signatures below, effective as of the date written on the first page of this agreement.

QUALITY PRODUCTS, INC.                            QPI MULTIPRESS, INC.

By /s/Thomas P. Raabe                             By  /s/Thomas P. Raabe
   ----------------------------------------           --------------------------
   Thomas P. Raabe, Chief Executive Officer           Thomas P. Raabe, President

Agreement of Reorganization                Page 6             September 30, 1995